                                                                    EXHIBIT 10.6

                             TAX SHARING AGREEMENT
                             ---------------------

         THIS AGREEMENT dated as of May 20, 1994 is entered into by and among WAXMAN INDUSTRIES, INC., a Delaware corporation ("Waxman") and each member of the Waxman Group (as hereinafter defined) as set forth herein and WAXMAN USA INC., a Delaware corporation ("Waxman USA") and each member of the Waxman USA Group (as hereinafter defined) as set forth herein. This Agreement shall be effective as of the date hereof, with respect to all Taxable Periods (as hereinafter defined); provided, however, that if a corporation becomes a member of either the Waxman Group or the Waxman USA Group after the date hereof, then this Agreement shall be effective with respect to such corporation as of the date on which such corporation becomes such a member.

                                  WITNESSETH:
                                  ----------

     WHEREAS, Waxman is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended, and the members of the Waxman USA Group are members of said affiliated group; and

     WHEREAS, the parties hereto deem it appropriate to define the method by which the income and franchise tax liability of the affiliated group shall be allocated among the parties and the manner in which such allocated liability shall be paid.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

         1.      Definitions
                 -----------

                 The following terms as used in this Agreement shall have the meanings set forth below:

                 (a) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

                 (b) "Consolidated Return" shall mean a consolidated federal income tax return prepared and filed by Waxman pursuant to Section 1501 of the Code.

                 (c) "Federal Taxes" shall mean all United States federal income taxes (including, without limitation, all alternative minimum taxes) together with interest and penalties assessed with respect thereto.

                 (d)      "IRS" shall mean the Internal Revenue Service.

                 (e) "Loss Item" shall mean a net operating loss, a net capital loss or a credit against federal income tax liability.

                 (f) "Regulations" shall mean the Treasury Regulations as in effect from time to time.

                 (g) "Taxable Period" shall mean the fiscal year of each of the Waxman Group and Waxman USA Group ending on June 30 of each year or such other fiscal year to which such group may change; provided that the first Taxable Period to which this Agreement applies is the Taxable Period ending June 30, 1994.

                 (h) "Waxman Consolidated Group" shall mean the affiliated group of corporations within the meaning of section





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1504(a) of the Code for any Taxable Period of which Waxman is the common parent.

                 (i) "Waxman Consolidated Tax Liability" shall mean the consolidated Federal Tax liability of the Waxman Consolidated Group for any Taxable Period for which the Waxman Consolidated Group files a consolidated return.

                 (j) "Waxman Group" shall mean the Waxman Consolidated Group excluding members of the Waxman USA Group. The appropriate comparable rules utilized by state, local or foreign taxing authorities shall be used for determining membership in the group for state, local and foreign tax purposes.

                 (k) "Waxman USA Group" shall mean for federal income tax purposes Waxman USA, Barnett Inc., a Delaware corporation, WOC Inc., a Delaware corporation, Waxman Consumer Products Group Inc., a Delaware corporation, TWI, International, Inc., a Delaware corporation, and Western American Manufacturing, Inc., a Delaware corporation, for so long as they remain in the Waxman USA Group and any other corporation which becomes member of the affiliated group of corporations within the meaning of Section 1504(a) of the Code for any Taxable Period of which Waxman USA would be the common parent if it were not owned by Waxman. The appropriate comparable rules utilized by state, local or foreign taxing authorities shall be used for determining membership in the group for state, local and foreign tax purposes.

                 (l) "Waxman USA Group Member's Tax Liability" shall mean with respect to a member of the Waxman USA Group for a Taxable Period, the liability for Federal Taxes that such member would have for such Taxable Period if it were not a member of the Waxman Consolidated Group or the Waxman USA Group during such Taxable Period but instead were filing a separate return for such Taxable





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Period (and all prior Taxable Periods beginning after June 30, 1993); provided, however, that for purposes of determining such liability for a Taxable Period
(i) all tax elections shall be consistent with the tax elections of the Waxman Consolidated Group for such period; (ii) the tax consequences of any transaction among members of the Waxman Consolidated Group that results in the deferral of an income tax liability under the appropriate Regulations shall be taken into account only when such income tax liability is actually recognized by the members of such Group; and (iii) any tax credit, tax benefit, or exclusion from a tax detriment that is solely determined or otherwise limited (in an absolute amount, in proportion or otherwise) in respect of a consolidated return will be utilized by the members of the Waxman USA Group to determine the members' Waxman USA Group Members' Tax Liability in an amount equal to the amount which bears the same relationship to such tax credit, tax benefit or exclusion from tax detriment as the tax credit, tax benefit, or exclusion from tax detriment actually generated by the member bears to the aggregate amount of such tax credits, tax benefits or exclusions from tax detriments actually generated by all members of the Waxman Consolidated Group. Notwithstanding the foregoing, if for any Taxable Period, the aggregate total of each Waxman USA Group members' Waxman USA Group Member's Tax Liability exceeds, without regard to this sentence, the Waxman USA Group Tax Liability for such Tax Period as a result of the incurrence of a loss or a Loss Item (including any carry-back or carry-over of a loss or Loss Item) by the Waxman Group or other members of the Waxman USA Group, then each member's Waxman USA Group Member's Tax Liability shall be limited to an amount equal to the amount which bears the same relationship to the Waxman USA Group Tax Liability as such member's Waxman USA Group Member's Tax Liability bears to the aggregate total of each Waxman USA Group member's Waxman USA Group Member's Tax Liability, each determined without regard to this sentence. In subsequent Taxable Periods, to the extent that the Waxman USA Group





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Tax Liability exceeds the aggregate total of all Waxman USA Group members'
Waxman USA Group Member's Tax Liability, such member's Waxman USA Group Member's Tax Liability shall be increased, but not in excess of the aggregate amount of reductions to its Waxman USA Group Member's Tax Liability pursuant to the previous sentence, by the proportionate amount of such excess.

                 (m) "Waxman USA Group Tax Liability" shall mean for a Taxable Period, the liability for Federal Taxes that the Waxman USA Group would have for such Taxable Period if its members were not members of the Waxman Consolidated Group during such Taxable Period but instead were filing a separate consolidated return for such Taxable Period (and all prior Taxable Periods beginning after June 30, 1993); provided, however, that for purposes of determining such liability for a Taxable Period (i) all tax elections shall be consistent with the tax elections of the Waxman Consolidated Group for such period, (ii) the tax consequences of any transaction among members of the Waxman Consolidated Group that results in the deferral of an income tax liability under the Regulations shall be taken into account only when such income tax liability is actually recognized by the members of such Group; and
(iii) any tax credit, tax benefit, or exclusion from a tax detriment that is solely determined or otherwise limited (in an absolute amount, in proportion or otherwise) in respect of a consolidated return will be utilized by the Waxman USA Group to determine the Waxman USA Group Tax Liability in an amount equal to the amount which bears the same relationship to such tax credit, tax benefit or exclusion from a tax detriment as the tax credit, tax benefit or exclusion from tax detriment actually generated by all members of the Waxman USA Group bears to the aggregate amount of such tax credits, tax benefits or exclusions from tax detriments actually generated by all members of the Waxman Consolidated Group. Notwithstanding the foregoing, if for any Taxable Period, the Waxman USA Group Tax Liability, without regard to this sentence, exceeds the Waxman





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Consolidated Tax Liability for such Tax Period as a result of the incurrence of a loss or a Loss Item (including any carry-back or carry-over of a loss or Loss
Item) by the Waxman Group, then the Waxman USA Group Tax Liability shall be reduced by such excess for such Taxable Period. In subsequent Taxable Periods, to the extent that the Waxman Consolidated Group Tax Liability exceeds Waxman USA Group Tax Liability, the Waxman USA Group Tax Liability shall be increased, but not in excess of the aggregate amount of reductions to the Waxman USA Group Tax Liability pursuant to the previous sentence, by the amount by which the Waxman Group's tax liability would have been reduced had the Waxman Group filed a consolidated return without the inclusion of the Waxman USA Group for all periods subsequent to June 30, 1993.

         2.      Payment of Waxman USA Group Member's Tax Liability and
                 ------------------------------------------------------
                 Waxman USA Group Tax Liability; Responsibilities.
                 ------------------------------------------------

                 Approximately 15 days prior to the due date for payment of an installment of estimated Federal Taxes, Waxman shall notify the Waxman USA Group in writing, and no later than 5 days prior to the due date for payment of such Federal Taxes, the members of the Waxman USA Group shall pay to Waxman USA an amount equal to the installment that each member of the Waxman USA Group would have been required to pay as an estimated payment of Federal Taxes if it were filing a separate return in respect of its Waxman USA Group Member's Tax Liability, and Waxman USA shall pay to Waxman, an amount equal to the installment that the Waxman USA Group would have been required to pay as an estimated payment of Federal Taxes if it were filing a separate consolidated return in respect of the Waxman USA Group Tax Liability (but not in excess of the applicable installment that Waxman is required to pay). Any balance due with respect to a Waxman USA member's Waxman USA Group Member's Tax Liability or the Group's Waxman USA Group Tax Liability for a Taxable Period shall be paid to Waxman USA or Waxman, respectively, on or before the 15th day of the third month after the close of





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such Taxable Period; provided, however, if it is not possible to determine the amount of such balance on or before such day, (a) a reasonable estimate thereof shall be paid on or before such day, (b) the amount of such balance shall be finally determined on or before the 15th day of the ninth month after the close of such Taxable Period and (c) any difference between the amount so determined and the estimated amount shall be promptly paid to Waxman, Waxman USA, and/or any member of the Waxman USA Group, as required. With respect to the Taxable Period ending June 30, 1994, the parties hereto shall agree upon a reasonable payment method for the amount due hereunder. As between the parties to this Agreement, the Waxman USA Group shall be solely responsible for the Waxman USA Group Tax Liability and shall have no responsibility for the Waxman Consolidated Tax Liability other than payment of the Waxman USA Group Tax Liability in accordance with the terms of this Agreement.

         3.      Recomputation of Tax.
                 --------------------

                 If, by reason of any audit, examination, litigation, settlement, filing of an amended return, carryover or carry-back of a tax attribute, or otherwise (a "Recomputation Event"), the amount of any item of taxable income, gain, loss, deduction or credit used in computing the Waxman Consolidated Tax Liability or the Waxman Group Tax Liability is revised for any Taxable Period, (a) the amount of any payments due under this Agreement will be recomputed by Waxman to reflect the revised amount of such tax item, (b) the Waxman Group and the Waxman USA Group will each promptly pay the other any unpaid balance of such recomputed amount of payments due to the other under this Agreement, plus interest calculated in the same manner and at the same rates as calculated by the IRS based on the recomputed Waxman USA Group Tax Liability. Penalties charged to Waxman USA as a result of any Recomputation Event shall be based on actual penalties charged by the IRS and shall be apportioned to





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Waxman USA in proportion to the Waxman USA Group's share of the Waxman
Consolidated Group's tax on which the penalty was based.

        If, by reason of a Recomputation Event, the amount of any item of taxable income, gain, loss, deduction or credit used in computing the Waxman Consolidated Tax Liability, the Waxman USA Group Tax Liability, or a member's Waxman USA Group Member's Tax Liability is revised for any Taxable Period, (a) the amount of any payments due under this Agreement will be recomputed by Waxman USA to reflect the revised amount of such tax item, (b) Waxman USA and the Waxman USA Group member will each promptly pay the other any unpaid balance of such recomputed amount of payments due to the other under this Agreement, plus interest calculated in the same manner and at the same rates as calculated by the IRS based on the recomputed the Waxman USA Group Member's Tax Liability. Penalties charged to Waxman USA as a result of any Recomputation Event shall be based on actual penalties charged by the IRS, and shall be apportioned to members of the Waxman USA Group in proportion to their share of such Group's tax on which the penalty was based.

         4.      Liabilities and Obligations
                 ---------------------------

                 (a) Notwithstanding any provision herein to the contrary, if and to the extent that Waxman USA or any member of the Waxman USA Group is no longer a member of the Waxman Consolidated Group, neither Waxman USA nor any member of the Waxman USA Group shall be responsible to make any payments of Federal Taxes to Waxman or any member of the Waxman Consolidated Group determined with respect to tax periods during which such member was not a member of the Waxman Consolidated Group. For any tax period that a member is not a member of the Waxman Consolidated Group such member shall have responsibility for its own taxes.

                 (b) Each member of the Waxman Group shall be jointly and severally liable for all obligations of the Waxman Group hereunder; and each member of the Waxman USA Group shall be jointly and





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
severally liable for all obligations of the Waxman USA Group hereunder. Any member who discharges the obligation of another member under this Agreement shall have a right of contribution against such other member.

         5.      Carry-backs from Separate Return Years
                 --------------------------------------

                 If, for any future separate return year, as defined in Regulations Section 1.1502-1, a former member of the Waxman USA Group has Loss Items which, under the applicable provisions of the Code and the Regulations, may be carried back to a Taxable Period during which such former member was a member of the Waxman Consolidated Group, such former member shall not be entitled to carry back such Loss Items to the Waxman Consolidated Return without the express written consent of Waxman. Provided, however, that such consent shall not unreasonably be denied where carry-back of the former member's Loss Item is the most immediately available means for the former member to retrieve payments previously made under this Agreement.

         6.      State and Local Returns and State and Local Tax Payments
                 --------------------------------------------------------

                 (a) In the event that the law of any state or locality requires any member of the Waxman Group and any member of the Waxman USA Group to file a consolidated or combined state or local income or franchise tax return (without regard to how the tax is measured), or, if the law of any state or locality permits any member of the Waxman Group and any member of the Waxman USA Group to file such a state or local return and Waxman in its sole discretion determines to so file, then Waxman will determine their respective rights and obligations with respect to state and local taxes payable in connection with such return in accordance with the principles governing their rights and obligations (including obligations to make payments under Section 2 hereof) with respect





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to Federal Taxes payable (including estimated taxes) in connection with the
Consolidated Return under this Agreement.

                 (b) Waxman shall prepare combined or consolidated state or local income or franchise tax returns which are required by law to be filed or which Waxman has determined to file and shall pay all taxes shown as due on such returns. Waxman will advise Waxman USA in a timely manner of the Waxman USA Group member which will be included in combined or consolidated tax returns to be prepared by Waxman pursuant to this paragraph, and the states or localities in which such returns will be filed. Each such member included in any such combined or consolidated state or local income tax return shall execute its consent to be included in such return on any form as may be prescribed for such consent, if such consent is requested, provided, however, that any member of the Waxman USA Group shall have the right not to be included in such return where it can reasonably demonstrate that such inclusion would result in payment obligations under this Agreement materially greater than its tax liability would have been if it not been included in such return, and that such combined or consolidated state or local return is not required by applicable law to be filed. Such member shall promptly prepare and submit to Waxman all information which Waxman shall reasonably request with respect to the assets, businesses and operations of such member so as to enable Waxman to prepare such combined or consolidated returns. Waxman shall execute and timely file the combined or consolidated income or franchise tax returns prepared by Waxman.

                 (c) Except as provided in 6(a) and (b) above, Waxman USA shall prepare, or provide for the preparation of, and file all state and local income and franchise tax returns of the Waxman USA Group and its members and the Waxman USA Group shall pay, or provide for the payment of, all taxes due on such returns.





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         7.      Filing of Foreign Income and Franchise Tax Returns and
                 ------------------------------------------------------
                 Payment of Taxes
                 ----------------

                 Waxman USA shall prepare, or provide for the preparation of, and file all foreign income and franchise tax returns and reports which, are required to be filed for any member of the Waxman USA Group and shall pay, or provide for the payment of, all taxes shown as due thereon. Any foreign return filed or required to be filed on a consolidated or combined basis will be filed and taxes will be paid utilizing the methods and principals set forth in
Section 6 with respect to state taxes.

         8.      Indemnification
                 ---------------

                 If for, or with respect to, any Taxable Period, whether as the result of an IRS audit or otherwise, any member or former member of the Waxman USA Group is actually required to pay any Federal Tax or state, local or foreign tax liabilities that under this Agreement they are not required to pay, Waxman shall indemnify, defend, save and hold such member harmless from and against any and all losses incurred or sustained by such member or former member arising from the payment of such tax liability. Any obligation to indemnify hereunder must be paid by Waxman to the appropriate member or former member of the Waxman USA Group within 90 days of the later of (i) the payment of such member's or former member's tax liability (provided that Waxman have actual knowledge of such payment within such time period) or (ii) in the case of a former member, written demand for such indemnification payment is received, which demand must be made within 90 days of such former member's payment. Notwithstanding any provision contained herein to the contrary, this indemnification provision shall survive the termination of this Agreement with respect to any or all such members or former members of the Waxman USA Group.





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         9.      Determinations
                 --------------

                 All determinations required with respect to Federal Taxes or combined or consolidated state, local or foreign taxes shall be made by the Director of Corporate Taxes of Waxman. All determinations will be made in a reasonable manner which does not unreasonably discriminate against any member of the Waxman USA Group. Determinations under this Section 9, if disputed, must be disputed within three (3) years after the filing of the tax return with respect to which the determination was made; provided that if a Recomputation Event occurs with respect to a tax return, any determination with respect to items changed in connection with the Recomputation Event may be disputed within the two-year period after the determination is made by the Director of Corporate Taxes in connection with that Recomputation Event.

         10.     Arbitration
                 -----------

                 All disputes, disagreements and adjustments arising out of or under the application of the terms and provisions of this Agreement, including any determinations made by the Director of Corporate Taxes pursuant to Section 9 hereof, shall be settled by arbitration (held in a mutually convenient place or places as the parties hereto may agree) by an independent certified public accounting firm of national reputation as may be mutually acceptable to the parties; provided, however, neither the independent certified public accounting firm used principally by Waxman, nor the firm used principally by Waxman USA may be eligible to settle such disputes, determinations or adjustments. In the event that the parties are unable to agree on an independent certified public accounting firm for this purpose, each party to the arbitration shall select an independent certified public accounting firm of national reputation which together shall select an additional independent certified public accounting firm of





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national reputation which shall settle such disputes, determinations or adjustments. Arbitration shall be the sole and exclusive remedy and shall be binding on all parties.

         11.     Procedural Matters
                 ------------------

                 Waxman shall prepare and file the Consolidated Returns and any other returns, documents or statements required to be filed with the IRS or any other taxing authority with respect to the determination of the Federal Tax liability or consolidated or combined state or local income or franchise tax liability of the Waxman Consolidated Group. In its sole discretion, Waxman shall have the right with respect to any consolidated or combined returns which it has filed or will file (a) to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported and (ii) whether any extensions may be requested, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS or other taxing authority, and (c) to file, prosecute, compromise or settle any claim for refund. Each member of the Waxman USA Group hereby irrevocably appoints Waxman as its agent and attorney-in-fact to take such action (including the execution of documents) as Waxman may deem appropriate to effect the foregoing.

         12.     Expense Reimbursements
                 ----------------------

                 Waxman may charge the Waxman USA Group a reasonable amount for expenses related to or incurred in connection with (i) the determination of the Waxman USA Group Tax Liability and any combined state, local or foreign tax liability incurred by any member of the Waxman USA Group, and (ii) any administrative





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proceedings (including audits) and judicial proceedings with respect to such returns; provided, that during any period of time in which that certain Intercorporate Agreement, dated as of April 4, 1994, between Waxman, Waxman USA and the members of the Waxman USA Group is in effect, Waxman shall not be entitled to be reimbursed for any expenses relating to or incurred in connection with those items referred to in this Section 12, clause (i) above in addition to the amounts payable pursuant to such Intercorporate Agreement.

         13.     Pre-Agreement Adjustments
                 -------------------------

                 If, as a result of an audit, examination, litigation or settlement by or with any taxing authority, there are adjustments to the tax returns of the Waxman Consolidated Group which relate to corporations (or their predecessors) which are members of the Waxman USA Group for any period ending on or before June 30, 1993, and such adjustments on a net basis increase (or decrease) the tax liability (including interest and penalties) of the Waxman Consolidated Group, the Waxman USA Group shall pay Waxman (or Waxman shall pay the Waxman USA Group) the amount of such increase (or decrease).

         14.     Change In Ownership
                 -------------------

                 In the event that any party to this Agreement, other than Waxman, ceases to be wholly-owned by Waxman, considering ownership by any member of the Waxman Consolidated Group as ownership by Waxman itself, this Agreement, as it pertains to such member, shall be renegotiated.





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
         15.     Miscellaneous Provisions
                 ------------------------

                 (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement shall commence on the date first written above and shall continue in effect unless otherwise agreed to in writing by the parties hereto or their successors or assigns. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto;

                 (b) This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of laws.

                 (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

                 (d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 (e) All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, postage prepaid:





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

                 (i)          If to Waxman:

                              Waxman Industries, Inc.
                              24460 Aurora Road
                              Bedford Heights, OH 44146
                              Attn:  Chief Financial Officer
                              Facsimile No.: (216) 439-8678

                 (ii)         If to Waxman USA or a member of the
                              Waxman USA Group
                              c/o Waxman Industries, Inc.
                              24460 Aurora Road
                              Bedford Heights, OH 44146
                              Attn:  Chief Financial Officer
                              Facsimile No.: (216) 439-8678


or to such other address or addresses as from time to time designated by the respective parties in writing.

                 (f) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.





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
                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the date and year first above written.

                                        WAXMAN INDUSTRIES, INC.
                                              Neal R. Restivo
                                        By:_________________________
                                           Name: Neal R. Restivo
                                           Title: Chief Financial Officer

                                        WAXMAN USA INC.
                                              Neal R. Restivo
                                        By:_________________________
                                           Name: Neal R. Restivo
                                           Title: Chief Financial Officer

                                        BARNETT INC.
                                              Armond Waxman
                                        By:_________________________
                                           Name: Armond Waxman
                                           Title: Chairman

                                        BARNETT INC.
                                              William R. Pray
                                        By:_________________________
                                           Name: William R. Pray
                                           Title: President

                                        WAXMAN CONSUMER PRODUCTS GROUP INC.
                                              Armond Waxman
                                        By:_________________________
                                           Name: Armond Waxman
                                           Title: Chairman

                                        WOC INC.
                                               Armond Waxman
                                        By:_________________________
                                           Name: Armond Waxman
                                           Title: Vice Chairman

                                        TWI, INTERNATIONAL, INC.
                                                Armond Waxman
                                        By:_________________________
                                           Name: Armond Waxman
                                           Title:  Vice Chairman





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
                                        WESTERN AMERICAN MANUFACTURING,
                                        INC.

                                               Armond Waxman
                                        By:_________________________
                                           Name: Armond Waxman
                                           Title:  Chairman





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